Exhibit 99.2

Event Type: Acquisition of Demandware Inc by Salesforce.com Inc Call

Date: 2016-06-01

Company: salesforce.com, inc.

Ticker: CRM

COMPANY PARTICIPANTS

John Cummings

Keith G. Block

Thomas D. Ebling

Mark J. Hawkins

Tom Ebling

Alex Dayon

Unverified Participant

Parker Harris

OTHER PARTICIPANTS

Keith Weiss – Analyst

Alex Zukin – Analyst

Kirk Materne – Analyst

Ross MacMillan – Analyst

Walter H. Pritchard – Analyst

Terry Tillman – Analyst

Kash Rangan – Analyst

Heather Bellini – Analyst

Abhey Lamba – Analyst

Philip Alan Winslow – Analyst

Raimo Lenschow – Analyst

MANAGEMENT DISCUSSION SECTION

Operator

Good day. My name is Carmen, and I will be your conference operator today. At this time, I would like to welcome everyone to the Salesforce Demandware Acquisition Conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question-and-answer session.

I would now like to turn the call over to Mr. John Cummings. Sir, the floor is yours.

John Cummings

Thanks so much Carmen. Good morning everyone. Earlier this morning Salesforce announced that it has entered into an agreement to acquire Demandware. The details of this transaction can be found in a press release issued approximately 7 AM

Eastern Time this morning. Joining me today to discuss the transaction are Keith Block, Vice Chairman, President and COO; Mark Hawkins Chief Financial Officer; Parker Harris, Co-Founder; Alex Dayon, Chief Product Officer and Tom Ebling, CEO of Demandware.

The purpose of today’s call to discuss the acquisition of Demandware. Keith and Mark will review the proposed acquisition and the terms of the transaction, including the estimated impact on our fiscal second quarter, and full-year fiscal 2017 guidance, which we gave in our most recent results call in May.

After our prepared remarks, we will turn the call over to your questions. You should be aware that our discussion in responses to your questions may contain forward-looking statements relating to the acquisition of Demandware and estimated results of the company, which are subject to risks, uncertainties and assumptions. All statements other than historical facts included in our discussion, including but not limited to statements regarding assumptions underlying any of the foregoing are forward-looking statements. Should any of these risks or uncertainties materialize, or should our assumptions proved to be incorrect, actual company results and actual effects of the transaction to any unreleased services or features referenced in today’s discussion or other public statements are not yet available and may not be delivered on time or at all. Customers who purchase our services should make these decisions based on features that are currently available.

Finally, the intended acquisition of Demandware includes a tender offer made by Salesforce and a subsidiary. The tender offer has not yet commenced. The discussion regarding the acquisition is for informational purposes only, and is neither an offer to purchase, nor a solicitation of an offer to sell any security. When the tender offer commences, Salesforce will file a tender offer statement on Schedule TO with the SEC and Demandware will file a solicitation recommendation statement on Schedule 14D-9 with the SEC regarding the tender offer.

Demandware stockholders and other investors are strongly advised to read the tender offer materials, including the offer to purchase and related letter of transmittal and certain other tender offer documents that are yet to be filed and the solicitation recommendation statement, when they become available, as they will contain important information that should be read carefully before any decision is made with respect to the tender offer. The tender offer statement and the solicitation recommendation statement will be available for free at the SEC’s website at www.sec.gov. Free copies of these materials and other tender offer documents will also be made available by the information agent for the tender offer.

So, with all that, let me turn things over to you Keith.

Keith G. Block

Thanks, John. Good morning, everybody. Before I begin I wanted to let you know that, Marc will not be on today’s call, because he had a prior commitment to appear on CBS this morning. So, we can all enjoy that today as well. This is a historic day for Salesforce and for our customers. We couldn’t be more excited. We talked to you this morning about our agreement to acquire Demandware. This announcement is particularly exciting because it signifies Salesforce’s entry into the digital commerce market.

So, not only will this extend our CRM leadership, the acquisition of Demandware positions us to capture this multi-billion dollar commerce market we’re the recognized leader in the space. So today, our customers are connecting with their customers in entirely new ways across sales and service and marketing and communities and analytics and IoT in our platform and now with the addition of Demandware’s industry-leading commerce capabilities, we’re in a unique position to extend our CRM leadership with the new salesforce commerce cloud. Our customers have been increasingly asking for this, it’s coming up in many conversations, every company sells services, markets and every company is looking for world-class digital commerce capabilities.

And they are looking for new ways to bring these processes together so they can engage with their customers in entirely new way, no one in the world can do that but Salesforce. And that’s why companies of all sizes are coming to Salesforce to help them with their digital transformation, which is why this makes so much sense for our customers.

Now digital commerce will soon be an $8 billion industry. With Demandware, we’ll be well positioned to deliver the future of commerce and lead the multi-billion dollar commerce market and create yet another billion-dollar cloud for Salesforce. We believe this will be another future growth lever for our business as we look to grow to $10 billion, $20 billion and beyond.

And with that, I’d like to hand it over to our Chief Product Officer, Alex Dayon, for his comments.

Alexandre Dayon

Well, thank you, Keith. As you know, we had a long relationship with Demandware and Tom and the leadership team. In fact, they even recently joined us if you remember at Dreamforce on stage last year, and we continue to be impressed by their vision, leadership and execution in commerce. It’s very clear what a unique company Demandware is and now how extraordinary the combination of Salesforce and Demandware will be.

We already have incredible synergy in a joint customer base. In fact, I got plenty of email this morning from customers that couldn’t be more thrilled about this acquisition. Many of the world leading retail brands use Demandware as a platform for digital commerce, order management, point of sale and sales operation. Companies like L’Oreal, Marks & Spencer, Lands’ End and the list goes on and on and on.

They share our passion for customer success and I’m thrilled to welcome the entire Demandware team to the Salesforce family upon the close of the transaction.

Tom is right here with us on the call. It’s great to have him here, and I’d like to hand it over to him for his comments. Tom its yours.

Thomas D. Ebling

Thank you very much, Alex. This is truly an exciting day for Demandware, our customers and our employees. When we founded Demandware in 2004, our mission was to revolutionize how retailers engage and inspire their consumers everywhere. Today Demandware is growing to be the largest enterprise cloud commerce company that serves some of the greatest retail brands around the world. And we are the only cloud company who ranked in Gartner’s Magic Quadrant as a leader in digital commerce.

We’re headquartered in Massachusetts with more than 1,000 employees and offices around the world, including the United States, United Kingdom and Germany. It’s very exciting to be here today in order to join forces with the Salesforce.

Our agreement with Salesforce follows inbound interest that we recently received, having spoken with Salesforce and other parties, it became clear that the combination of Salesforce is the most compelling transaction for Demandware. In addition of providing significant value for Demandware shareholders, joining forces with the number one CRM platform accelerates our growth, our vision and helps us to transform the future of digital commerce. The synergy and combination of Salesforce and Demandware is extraordinary. One unified cloud platform across every segment of CRM with the total focus on customer success and innovation. This is an exciting future for our joint customers, our partners and our employees. We believe that our shared commitment to customer success and similar cultures made our company a great fit.

I want to thank Demandware’s employees for their hard work which has enabled us to reach this milestone. I’m very excited to become parts of Salesforce and look forward to working together the transform and dominate the market for commerce.

Let me now hand the call over to Mark.

Mark J. Hawkins

Well, thanks, Tom. This is truly a game changing transaction that is highly strategic. This will extend our leadership position in addition to expanding our TAM significantly. Under the terms of the definitive agreement, we’ve agreed to acquire Demandware for approximately $2.8 billion, net of cash received. This represent the per share price of $75 for all Demandware outstanding shares.

We exited Q1 with approximately $3.7 billion in cash and marketable securities, and we will finance the transaction through cash on hand, along with $500 million three-year term loan to provide additional financial flexibility in the near-term.

The acquisition will be structured as a cash tender offer as John said, for all of Demandware’s outstanding shares followed by the merger. We expect the transaction to close in late Q2 subject to expiration of Antitrust waiting period, and other customary closing conditions. Assuming the transaction closes as planned, we estimate Demandware will contribute approximately a $100 million to $120 million in incremental revenue for the remainder of fiscal 2017. By the way, this estimate includes a prior $50 million fair volume adjustment to Demandware’s billed DR and unbilled DR, the deferred revenue, which is off the balance sheet.

A provision for modest levels of business disruption in the weeks after the acquisition closes, as well as other adjustments.

Including Demandware’s expected revenue contribution, we now anticipate full year revenues in the range of $8.26 billion to $8.32 billion. For the second quarter, we estimate Demandware will contribute approximately $0 million to $10 million to revenue assuming the transaction closes as planned. Including this contribution, we now anticipate second quarter revenues in the range of $2.005 billion to $2.025 billion. From an earnings perspective while Demandware generates a modest amount of profit non-GAAP operating profit and we anticipate the acquisition related integration costs and transaction fees of approximately $30 million along with the incremental investment of Demandware we will be needing will reduce our full year 2017 diluted non-GAAP EPS by approximately $0.07. As a result, we now expect FY 2017 diluted non-GAAP EPS in the range of $0.93 to $0.95. We expect above $0.03 of the full year non-GAAP EPS reduction to fall on the second quarter. Primarily related to due diligence, banking fees and other transaction related costs which results in an updated second quarter diluted non-GAAP EPS estimate of $0.21 to $0.22.

In order to provide an accurate forecast for the full year GAAP EPS changes, we need to complete the purchase accounting process after the transaction closes. We expect to be able to provide this update when we release our second quarter results in August. However, you should expect that the impact of the GAAP EPS will be more significant than the non-GAAP EPS due to the additional stock-based compensation charges, and the impact of other various non-cash items, including the amortization of acquisitions, related intangible and income tax adjustments.

Turning to the cash flow, we estimate the acquisition of Demandware will reduce operating cash flow by approximately $45 million to $50 million in fiscal 2007. As a result, we now expect FY 2017 year-over-year operating cash flow growth for the combined company in a range of 22% to 23%. We look forward to updating you on the transaction and our progress in August.

And with that, I’d like to open up the call for questions. Keith, Alex, Tom and I are ready and Parker as well. Thank you.

QUESTION AND ANSWER SECTION

Operator

Thank you. Your first question comes from the line of Keith Weiss with Morgan Stanley.

Analyst: Keith Weiss

Question – Keith Weiss: Excellent. Thank you guys for taking the question. And congratulations on the transaction. Two questions, one on the revenue side of the equation, and one on the expense side of the equation. On the revenue side, I was wondering if you guys could maybe walk us through where you guys see the most potent areas of synergies in terms of bringing the two companies together, and what’s the timeframe we should be thinking about for those synergies to be realized by this combination? On the expense side, this is probably for Mark, how does this transaction impact your sort of longer-term margin framework that you’ve put out? Does this in anyway sort of push out or change that dynamic between growth and profitability we’ve been talking about over the past couple of years?

Answer – Keith G. Block: Yeah, hi Keith. This is Keith Block, so thanks I’ll take the first part of this and then obviously Mark Hawkins can speak to the expense side. So, first of all I just want to reiterate that we are incredibly excited about Demandware becoming part of the Salesforce family. We have had a longstanding relationship with Demandware, we’ve admired them. We’ve spoken with them for a very long time, as a partner in the marketplace. And what becomes increasingly obvious that as we speak to our customers that we move to more of a industry orientation and we get more mind share with our customers as you know in the marketplace, that the Demandware name has been coming up more and more and one of the things that this company has done very, very well historically is to listen to its customers.

So, we believe there are a number of synergies between Demandware and Salesforce. Our customers are telling us this, we’re seeing this in the marketplace, we’re seeing this in the number of industries particularly in retail and PPG. And we have an incredible sales organization in our distribution organization and this is often – an opportunity to bring the commerce cloud to the customer success platform for our customers and leverage that thousands of sales reps that we have here at Salesforce to drive customer success. Mark, do you want to add anything?

Answer – Unidentified speaker: Yeah. Perfect there Keith. Yeah. And Keith, good morning. Thank you for the question. In terms of the long-term operating margin framework absolutely intact will when we think about FY 2018, we think about that intact, the growth operating margin, operating cash flow framework. So thank you for the question. I will say I am pleased to say that we’re now at a scale and a size as a company where we can take one of the world’s unique assets with the commerce cloud, with Demandware, take that on board and yet still expand our operating margins year-on-year by approximately 70 basis points despite taking $50 million of revenue write down for DR billed and unbilled and also taken over $30 million in deal across. So we think that that’s a really good outcome we will continue to be the fastest growing top 10 software company in the world this year and we’re expanding operating margin this year even when we are taking the deal level on looking to FY 2018. So Keith that’s where we’re at.

Next question.

Operator

Your next question comes from the line of Alex Zukin with – I’m sorry, with Piper Jaffray. I’m sorry.

Analyst: Alex Zukin

Question – Alex Zukin: Hey guys, thanks for taking my question, and congratulations on the acquisition. I want to ask you one for Keith, maybe what made this market so exciting for you? And then one for Mark, just looking at Demandware’s is model as a percentage of GMV based model rather than a subscription, how do you look at kind of integrating that into the Salesforce mix?

Answer – Keith G. Block: Yeah. Hi Alex. So, this is Keith. Again, we’ve had a longstanding relationship with Demandware, and their name has come up many, many times in the market. This is a company that does listen to its customers, and as you know over the last three years, we have taken a vertical orientation around industries, we think it’s important to speak the language of our customers. This is an $8 billion or soon-to-be $8 billion TAM marketplace. And our customers are telling us, when we’re thinking panning division for our customers in the industry space around retail and PPG for sure.

Again this is a natural adjacency and a very, very unique company that is the market leader in e-commerce and the market cloud leader. So it’s a natural partnership, it’s a natural fit. Again we’ve known about these guys for a long time Tom and his team are terrific, and our customers are telling us, hey, this is a great extension and a natural adjacency to the customer success platform.

Unidentified speaker

Question – Unidentified speaker: And Alex, let me just jump on it Keith as a second part of that question. First of all, following the closing of the transaction, our expectations regarding integrations we’ll be looking at a lot of things. But certainly to your point Alex, this is a GMP based model. We had the great pleasure to spend time with Tom Ebling, the CEO, as well as Tim Adams the CFO, and really understand and thinks through this model, and we see this working very, very nicely with our customers success platform and snapping in very naturally, as Keith talked about.

In fact, it is that one open spot in CRM that we wanted to cover and so we see opportunities here including even over time looking at how this all snaps together and even down to the idea of invoicing. So there is still a lot of ideas that we’ll be thinking about, but again that’s following the closing of the transaction we can get more into that. Okay.

Next question.

Operator

Your next question is from the line of Roth – I’m sorry, the line of Kirk Materne with Evercore ISI.

Analyst: Kirk Materne

Question – Kirk Materne: Thanks very much, and I’ll add my congrats on the deal. I guess maybe first one for Keith. When you think about integration from a go-to-market perspective of Demandware, is this going to be somewhat similar to what we saw ExactTarget, meaning leave the business somewhat alone and – integrate in the core CRM folks over time in terms of being able to sell the product? And then, just to I guess along the same lines, how should we think about Demandware and sort of the retail industry units, sort of how we should about them interacting I guess over the next say 12 months to 18 months? Thanks.

Answer – Keith G. Block: Yeah. Okay. Great question. So let me respond to the first part and then I’m going to ask Alex Dayon to weigh in here. We had a very, very successful acquisition with Exact Target and the Marketing Cloud, the integration has gone incredibly well, I think you see that in our financial results and certainly driving customer success. We learned quite a bit actually from our acquisition of ExactTarget and we really think we – I would say we pulled in a way a very successful integration playbook.

We expect to follow a very similar path for Demandware once the transaction is closed.

Again, the customers have been asking for this, and we’re not just adding a new commerce cloud, we’re also bringing world-class commerce capabilities to the entire customer success platform. So, we’re really, really excited about that, and particularly to the retail space, Alex do you want to make some comments?

Answer – Alexandre Dayon: No, no. I think, Keith, you nailed it, which is, we were very excited short term by the synergy with the retail team and the retail division at this fall, because it’s a much bigger place for us, because as you know, our vision is the customer success platform, is really to enable our customers to connect with our customers in all new way, and that’s how we build our leadership in CRM. We are the number one CRM vendor, because we are the number one Salesforce automation vendor, and we’re capturing market share every year, we are the number one customer service vendor and we’re capturing market share every year.

We are stood at number four marketing vendor with the acquisition of ExactTarget, capturing market share every year, actually we gained positions every year, and the only blind spot we had in CRM was commerce and we think the market is now ready for a disruption. The future of commerce is really true solutions like Demandware, where not only you provide amazing personalized one-to-one shopping experience on your phone, on the web, but also connecting the store into that experience. And our vision is obviously to connect all that throughout the entire customer success platform. So we see Demandware has an amazing business where it is as we still the synergies through our sales service, marketing, communities, IoT and analytics solutions as being an amazing future.

Answer – Unidentified speaker: Yeah, I’m just going to add one comment there. I think – thank you Keith and Alex. And I think Kirk you touched on two key things here, one is, this is full opportunity and as Alex had talked about, Alex I think the TAM now is what – $8.5 billion in 2020.

Answer – Unidentified speaker: Yes.

Answer – Unidentified speaker: Additional TAM opportunities that fills out that whole CRM’s platform you talked about, and that is exciting to us as a company already with a large TAM. I think the second thing that Kirk touched on, that I know we as a leadership team will talk a lot about is just ET and how well ET has gone in that integration, in the success and really thanks to all the team members at Salesforce who have really make that work. And so, I think both the opportunity and that success really position us well here as we go forward. Yeah, next question please?

Operator

Your next question is from the line of Ross MacMillan with RBC Capital Markets.

Analyst: Ross MacMillan

Question – Ross MacMillan: Thanks so much, and my congratulations to both sides on the transaction. I actually had a question for Tom Ebling. Tom you mentioned – you alluded to inbound interest in Demandware, and I’d love to get your comments on why Salesforce is the best home for Demandware? And then related to that, I would love any commentary around customer overlap.

And maybe more importantly, where does Salesforce have retail customers that Demandware doesn’t? Thanks.

Answer – Tom Ebling: Okay. Thanks, Ross. Well, with respect to Salesforce being a great partner, its actually interesting. We have modeled our business on Salesforce for so many years looking at what they’ve done as the leader in cloud capabilities and really the creator of that market. So, we’ve always admired the company and over the last few years our partnership efforts have heated up. We have a significant portion of our customer base that are joint customers in one form or another between Salesforce and Demandware, and many of them have done very creative things around client telling and other types of applications where they’ve used the two technologies from Demandware and Salesforce to achieve their business goals.

So, we’re really excited about the potential combination in that respect, and we think Salesforce is absolutely a great match. They also had a culture like ours in terms of focus on customer success and innovation and many of the principles that are important here at Demandware. What was the third element of the question? Yes, I covered the question. Yeah.

Question – Ross MacMillan: Okay.

Answer – Unidentified speaker: What I can also comment, I mean it’s been operating through our retail team and industry units in the retail space so we indeed have a lot of customers that are using our community product, that are using our Marketing Cloud product where we see a lot of synergies down the road that’s growing faster within that install base.

Answer – Unidentified speaker: Just one final comment on that. As we again as we reach higher and higher into these organizations that get more mind-share, and they look who wants to be their trusted advisor and key division for them around specific industry retail obviously is a focus area for us. These customers were saying we want this in prior suite, this entire platform around customer engagement and commerce is an incredibly important piece of that. And that just keeps coming up more and more of the dialog and so there are very, very natural synergies, a great deal of customer overlap and an incredible amount of opportunity. So we are very, very excited about those. Next question?

Operator

Your next question is from the line of Walter Pritchard with Citi.

Analyst: Walter H. Pritchard

Question – Walter H. Pritchard: Hi, thanks. I guess question for Keith or Alex. I am wondering, if you could talk about your B2C business right now. How much of your business are you engaged in customers on B2C efforts, and you obviously start off license as a B2B vendor, but it made quite a bit of progress there. And then just related to that, wondering you’ve obviously kind of robust partnership ecosystem in this area, you’ve taken a couple of markets where you’ve decided to move into directly versus partner.

Why do that in this ecommerce space? Thanks.

Answer – Unidentified speaker: Well, I think it’s a great question about basically is going to accelerate and bolster our product offering into the B2C space. Well, we’re currently on the B2C customers who are service cloud, big customers, big call centers, and henceforth and they have a event through our Marketing Cloud, we are today the largest email provider for the largest retail brand and we’re all – in fact we’re contributing the emails on Black Friday, personalized one-to-one interaction on Black Fridays. So, we have throughout our portfolio of product a very strong presence and you could see that has been growing over the years, thanks to Service Cloud and Marketing Cloud and communities in particular. And clearly, what we heard from those B2C customers was the fact that commerce is changing and there is those future of commerce should be connecting to that customers which have platforms. So this pricing move for us is clearly in line with our growing presence into the B2C space and what we’re hearing from our customers as what they expect us to deliver to them.

Answer – Unidentified speaker: Yeah. And the second part of that just with respect to our ecosystem. I think you know that we’ve invested significantly in our ecosystem throughout the history of the company. We think it’s important to drive customers’ success and bring solutions to bear across many fronts, whether they’re platform solutions or whether they’re industry specific or line of business solutions. So, we’re going to continue to grow and nurture that ecosystem upon the closure of transaction. Again this is an important part of our strategy, it’s one of our growth plans that we talked about a lot in addition to industry specialization and international expansion and we’re looking at this in a very positive way. Demandware has a great ecosystem of partners that they’re going to be bringing to the table. There’s plenty of room in this market for a lot of technology players and partners to be successful. So, at the end of the day, we are all about customers’ success. We want to provide the best solutions for those customers and we believe that many customers will be able to find an incredible amount of value in third-party solutions in this commerce space.

Answer – Unidentified speaker: Great. Operator next question.

Operator

The next question is from the line of Terry Tillman with Raymond James.

Analyst: Terry Tillman

Question – Terry Tillman: Hey. Good morning gentleman. Thanks for taking my question and congrats as well. Keith, Alex or Mark, I’m not sure who this would be for, but it’s a big picture question on product strategy. Part of this is a vertical fulfillment in terms of retail or consumers – consumer brands that are selling direct. Also you talk about digital commerce, and Demandware does get in the order flow, and so what I’m curious about is, is this a bit of an evolution here in your strategy whether it’s M&A or product in terms of not just front office but extending into back office, because it would seem retailers would increasingly demand more from you, including maybe even getting into kind of workflows that get into back office? Thank you.

Answer – Unidentified speaker: Well, that’s – I can stop, and I think if you – you can jump in, I think your question is very important because the way we look at our product strategy is really to help our customer to transform themselves and connect their customers in all new way, and with that vision comes really a different mindset about what is the back office, what is the front office.

Is that customers being connected mobile, one-to-one and powered by this science, you see basically the customers being into directly connected to your back office to a certain extent. In fact the big revolution we’ve been seeing over last 10 years has been the real reason for the success of Salesforce is now the customers are new information system. And our job is to help our customers to reinvent themselves by connecting those customers through their information system.

So yes, to a certain extent, you could see that the back office now is becoming the front office in some touch points, and that’s clearly the trend we are seeing in industries, not about us moving into back office. I think it’s the all customers wanted to connect their customers in all new ways and excluding more of their back office business processes directly to their partners, customers and employees to deliver better experience and more productivity.

Answer – Unidentified speaker: Yeah. Just another comment on that. I mean, we see this in the marketplace on a daily basis where customers have legacy back office systems. SAP certainly comes to minds where they are looking for a customer engagement layer that wraps around that legacy technology, because they can’t extract these strategic data that they need to be successful and make decisions in real time. So, at the end of the day, we are a customer-centric focus company, we focus on customer success, we focus on customer engagement, and that’s what’s really important to us.

Answer – Unidentified speaker: Next question.

Operator

Your next question comes from the line of Kash Rangan with Bank of America Merrill Lynch.

Analyst: Kash Rangan

Question – Kash Rangan: Hey guys, congratulations. One question for Tom. Tom, what do you think Salesforce can do for you that Demandware could not do on its own? And one for Alex. Alex, how do you see the product strategy shaping up. In other words, I mean our exact target has announced versus now that the products that looks completely different. Can you talk about the integration points and how the future of the ecommerce flow looks like two years to three years from now?

And then Keith, finally for you, how do you see that the Salesforce integration into the broader Salesforce. Is it – is it going to be the Marketing Cloud folks that will be selling Demandware? And also your comments on how you think Demandware can move up market, because my understanding is that, different sales have really, really large multinational companies, and how do you see that change? Thank you very much.

Answer – Unidentified speaker: Well, this is a complex multi-part question.

Answer – Unidentified speaker: Here we go. Let’s.

Answer – Unidentified speaker: Yeah. Tom, why don’t you give us your thoughts on that, and then Alex you can talk about product strategy.

Answer – Unidentified speaker: Yeah. Perfect.

Answer – Thomas D. Ebling: Okay. This is Tom. Well, Kash, I think there is so many ways in which it accelerates our mission to transform retail. If we’ve talked to Demandware investors about sort of three strategic initiatives, and I think Salesforce accelerates every single one of them. We’ve talked about large enterprises going after the larger accounts and the credibility Salesforce brings as well as the account relationships there, I think it will be tremendous in helping us make those folks comfortable with the cloud, comfortable with Demandware. So I think that’s an area of acceleration.

Second strategic initiative we’ve talked about has been geographic expansion for Demandware selling into retailers in other geographies. As you know, we’ve just got and started in places like Japan and Italy, but there is many uncapped geographies for us, and Salesforce has a very strong presence in Japan and many other geographies that will accelerate our expansion there. And then the third one is to move into sort of we talked of a unified commerce or omni-channel, but helping the retailers engaged with consumers everywhere and you see places, Salesforce joint customers have done prime filling applications in the store with Salesforce, the combination of the CRM capabilities in terms of knowledge of the customer with the actual commerce engine. I think it will be a very powerful way to accelerate that capability. So I think in all the key strategic initiatives that we talked about, I see Salesforce assisting us in accomplishing them.

Answer – Unidentified speaker: Yeah, no, that – I can only supervise the terms that said which is I think what’s amazing is Demandware is not only the fact that can deliver amazing one-to-one commerce experience, a very powerful naturalizing engine that runs behind the online website, but also the omni-channel which means that they already breached the physical to the digital world with the Tomax acquisition and the store the fact that you can deploy countering up that’s make store employees as efficient and personal as your own website. So that’s obviously a very exciting part of what makes Demandware different.

As far as our product strategy is concerned, our job is really to make our customer smarter in building those one-to-one personalized interaction, and we think commerce is part of it. And if you fast forward, if you look at the future, our customers information system are going to be powered by of course data the system of records, which you need a complete view of your customers, which means not only the hardware also where they go and the transaction, so clearly I think commerce as part of the consumer platform is important. Also we see on top of the data, the system of engagement, what are you activity, what are the products you browse on the website, so these are all amazing source of signals we don’t have today in our platform, we think is going to make our CRM much stronger and differentiated.

And the end of the day, what you’re going to see emerging across the entire application is more intelligence. Our system of records, our system of engagements provide the unique set of data to make all our apps smarter. Our sales at smarter, our service at smarter, our community is smarter, our email marketing smarter and our commerce smarter and the signals we get from a digital commerce platform obviously very valuable source of inputs to make sure we deliver that intelligence across the entire platform. So that’s why we think it’s a very strategic acquisition for us and it’s a very unique asset because Demandware is the only vendor who has delivered that type of one-to-one interaction in the cloud in a multi-tenant fashion. In fact, I encourage though all of you to buy on Demandware-powered website to experience the power of the one-to-one experience, I mean they are one of the – they are the one who can deliver even custom products shopping experience which I think is just amazing.

Answer – Unidentified speaker: Yeah. Just on the last point, look, we’ll be following ET playbook, it’s been highly successful that has been a great acquisition and a great integration for us. Demandware obviously has a unique value prop that together with Salesforce and the customer success platform will then be stronger, there is no question about that and there is a huge leverage opportunity here. I mean in terms of leveraging the power of our Salesforce, thousands of people selling this product into high level relationships that have been cultivated and nurtured over the last few years. So, again, we see tremendous opportunity just to leverage the existing sales organization, also by frankly to invest in the existing Demandware sales organization.

Answer – Unidentified speaker: Great-Next question?

Operator

Your next question is from the line of Heather Bellini with Goldman Sachs.

Analyst: Heather Bellini

Question – Heather Bellini: Great, thank you. I just had a question for Keith and I guess following up on what Alex just mentioned, I am just wondering if you could share with us kind of the types of integrations’ amongst your various cloud that you might envision going forward as a result of this transaction that would make you even more uniquely positioned to offer with this asset as a result, and I’m wondering obviously there is a big retail play in this acquisition but also are there ways you think that it could help service cloud in its positioning just even outside of that vertical arena?

Answer – Unidentified speaker: Yeah. Hi, Heather. Thanks for the question. Now look, with this technology we find today with cloud and mobile, social, data, IoT et cetera, the walls between sales and service and marketing and commerce have really come down and so everybody sells, everybody markets, everybody services and everybody conducts commerce. So that’s why we think this is a unique value prop in joining the salesforce family and extending the capabilities of the customer success platform. Alex, maybe you should speak to the product integration components?

Answer – Alex Dayon: Yeah, and of course integration I think we learned a lot with the ExactTarget, by the way I think that also is very exciting stripping into the transaction is I think we -we learned a lot in the past integration, which was about a similar size and I think we’ve been in a challenge in terms of technology integration. So clearly, we have a very clear vision of that following the closing of this transaction, what could be happening in terms of integration. We have lot of joint customers who have shared already with us a lot of ideas, and to your point as — it’s really not just about the retail. I mean the retail is an amazing short-term opportunity where we have today a very differentiated customer success platform that can power the complete customer lifecycle but you can do much more outside these verticals as for us we see the Demandware platform as an amazing complement to the other clouds, self-service, marketing, communities. I mean we launched that for the last – I just want to touch on a couple of examples, communities and Dreamforce will launch the and actually Demandware worked with us to share.

When you broaden the community, when you are on the website talking to other people, you can recommend the example of what I think with Avid where you could recommend music and you could buy some music, where communities will be running large communities that can be the music player from . All those communities you can add it by then and you can transact while you collaborate with people, so these are very simple – the point of integration that already exists. We have a fair amount of integration in our Marketing Cloud where we can segment the marketing company to running based on your shopping profile. When you left your car, you should receive the first item you should receive on the e-mail and Black Friday should be the last item you logged when you were visiting e-commerce website or when you call a call center, the agent should know what’s your browsing story, so he can also engage about the product that you seem to be interested about. So I’m just touching on a couple of examples that I think are simple example of that more one-to-one personal interaction that makes every business better.

Answer – Unidentified speaker: Excellent. Next question please?

Operator

Your next question is from the line of Abhey Lamba with Mizuho.

Analyst: Abhey Lamba

Question – Abhey Lamba: Yeah. Thank you. Keith, you guys have been talking about potential for – of e-commerce for a while, did you see something in the market or in Demandware that catalyzed your decision to make a move now? Clearly the TAM is large enough for you to be excited about, can you discuss your portfolio in light of your comments about potential for digital commerce, and do you think you have all the pieces to capitalize on the ecommerce potential? Thanks.

Answer – Unidentified speaker: Thank you for your question. So, obviously we’re very, very excited about working together with Demandware, again they are the market leader and they are the number one leader in ecommerce for the cloud and bring significant capabilities in this space. So that will be point number one. Point number two, we’ve had a long-standing relationship with Demandware, we have spent high with them historically, Alex has talked about the work that was done at Dreamforce last year.

So there clearly are natural synergies between the two companies. And as we have continued to pivot more and more towards an industry orientation and got more mind share with senior executives, Demandware, that name kept up coming up in the conversation. And these customers want us to become more strategic, they want us to advise them, they want us to be their trusted advisor and paint the vision around digital transformation and this would really a great opportunity to complete that vision around digital transformation and the customer success platform. So Alex, I don’t know if there is any additional comments you want to make about the products that we’re on.

Answer – Alexandre Dayon: Well I think it’s clearly building a strong differentiation against a new competitor in the channel space for us, so I think that why we’re so excited about this transaction because it’s not only a blind purchasing, a blind spot we had in the CRM space, I mean, it’s one of the four tenants, yield commerce is one of the four pillar of the CRM, but it’s also about the transition and making sure we build the best customer success platform in the world. And we’re very excited about the competitive differentiation this is bringing to that whole service has been.

Answer – Unidentified speaker: I will just add in, I think the excitement is there, it’s a unique asset in the world, it’s the only company in the world that can really fill that spot that Alex really have talked about and I think we’re really excited. And Keith I like the narrative, just our customers are asking. And that’s at the end of the day, I’ll be – as I keep asking for this capability and we’re really pleased to be able to provide it now.

Answer – Unidentified speaker: And one thing I just won’t provide, it’s working, this is Demandware and I think we’ve shown one decrement value, which is customer trust and I think both of us are really around our customer trust and success. And I think that’s the common language that we’ll be speaking for the past years working together, and then what’s facilitating to be now closer together. Okay. Next question please.

Operator

Your next question comes from the line of Philip Winslow with Credit Suisse.

Analyst: Philip Alan Winslow

Question – Philip Alan Winslow: Hi. Thanks, guys. And congrats on – to both sides on the acquisition. I just wanted to touch on integration on the Marketing Cloud, it is really interesting, the points that you made – and there were kind of obvious points of synergies. But I guess the question to the Salesforce team, when you think beyond that, in sort of the synergies between the Marketing Cloud and our commerce platform and potentially other areas call it, that our customers are facing obviously ad tech, it comes to mind as a potential sort of next area of synergy both between commerce and ad tech and marketing software and ad tech, you’re retargeting campaigns et cetera. How do you think about where ad tech fits in, in this customer experience life cycle?

Answer – Unidentified speaker: Well, it’s a great question, because it’s clearly a – it’s highly connected and we had our marketing conference connections a couple of months ago where we announced our partnership with Facebook and Google, where we can integrate our data into their ad targeting technologies and just in one click, you can send your segment customers, you want to segment and the domestically you are targeting the rights, leveraging Google offers good targeting technology, and for us it’s all about the data. And I think what’s important is really about building the right level of not only record, system of records, but enriching your data with the right level of data coming from your customer engagement. So you can be more intelligent around those data, whether you use your own intelligence, your own segmentation, your own predictive engine or you connect to third parties like Google or Facebook which offer actually wonders like Salesforce to – send samples of people you want to target, and retarget similar profiles in their ecosystem. So clearly, to answer that new world powered by data, powered by your customers data, you need to learn of signals and having the digital commerce as part of our platform is clearly, clearly a very strong asset, it’s a very strategic asset for the consumer world.

Answer – Unidentified speaker: Excellent. Next question?

Operator

Your last question will come from line of Raimo Lenschow with Barclays.

Analyst: Raimo Lenschow

Question – Raimo Lenschow: Hey, thanks for taking my question, and congratulations from me as well. Just as on the last question, just maybe a bigger picture question, we saw yesterday Marketo getting taken out, Oracle is getting a little bit more active. Do you – how do you see the industry evolving? It feels almost like we are in a consolidation space where the stronger vendors are kind of continuing to kind build out the scale. Is that kind of a right observation or just should I not relate the different actions to geographic? Thank you.

Answer – Unidentified speaker: Yeah, thank you for your question. We are not going to speculate on the industry, I mean you can – there is probably a little bit of history in all of us, and we can all come up with our theories about what happens with markets over time et cetera. I mean at the end of the day, we are all about our customers and we’re here to focus on customer success.

And we’re thrilled to have Demandware working with Salesforce and extending our customer success platform. We are responding to our customers, we continue to innovate at the company, innovate is a core value of our DNA, and as long as we are here servicing our customers, that’s really what we’re focused on.

And getting into the speculation about where markets are going and all that, we are just focused on our customers.

Okay. And on that note, I’d just like to thank everybody. I want to turn it over to our Co-Founder Parker Harris, I’m going to make one comment and turn it over to him for closing comments and that is that, we are in closing, really excited – we’re hitting on all cylinders, this is company you can see that based on our performance in the prior quarters. We’re super excited to have the cloud commerce and yet another $1 billion cloud opportunity. And on that note, I’d like to turn it over to the Co-Founder of Salesforce, Parker Harris.

Thank you, Mark. And I just want to close by emphasizing how excited we are here at Salesforce to welcome the entire Demandware team to our family here. I think culturally when we got to know the Demandware’s team, we found a lot of synergies and just so excited to be working with that team. And with Demandware you know having this new Commerce Cloud and extending the reach of our Customer Success Platform not only online but as Alex said earlier, even in the retail locations. And I’m just so excited to see where this is going to take us in helping our customers connect with their customers in a whole new way.

Wonderful. Thank you so much, Parker for the closing comments and that will end our conference. Thank you so much.

Operator

Thank you again for participating in today’s Salesforce, Demandware acquisition conference call. You may now disconnect.

Additional Information

The tender offer has not yet commenced. This conference call is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the tender offer is commenced, Salesforce will file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, and Demandware will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Demandware stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents that have yet to be filed) and the Solicitation/Recommendation Statement because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available for free at the SEC’s website at www.sec.gov. Free copies of these materials and other tender offer documents will be made available by the information agent for the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Salesforce and Demandware file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the parties at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The parties’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This conference call contains “forward-looking statements” relating to the acquisition of Demandware by Salesforce. All statements other than historical facts included in this document including, but not limited to, statements regarding the timing and the closing of the transaction, the financing for the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things, uncertainties regarding the timing of the closing of the transaction; uncertainties as to how many of Demandware’s stockholders may tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to Demandware; the outcome of any legal proceedings that may be instituted in connection with the transaction; that the integration of Demandware’s business into Salesforce is not as successful as expected; the failure to realize anticipated synergies and cost savings; the failure of Salesforce to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Salesforce’s and Demandware’s periodic reports filed with the SEC including the factors set forth in their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, the Tender Offer Statement on Schedule TO and other tender offer documents to be filed by Salesforce, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Demandware. These forward-looking statements reflect Salesforce’s and Demandware’s expectations as of the date of this document. Demandware and Salesforce undertake no obligation to update the information provided herein.